Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 26, 2018, relating to the financial statements and financial highlights of Mirae Asset Discovery Funds, for the year ended April 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

August 28, 2019